Exhibit 99.1

Keryx Announces Appointment of John P. Butler to its Board of Directors

BOSTON, MA, December 10, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for people with renal disease, today announced that John P. Butler has been appointed as a new independent director to its board of directors pursuant to the company’s financing transaction with The Baupost Group, L.L.C., effective immediately. Mr. Butler is an industry veteran with significant experience in guiding corporate strategy.

“I am pleased to welcome John to our Board, as he brings extensive strategic knowledge derived from his successful career at Genzyme as president of its renal business,” said Michael Tarnok, chairman of Keryx’s board of directors. “John’s long track record of success commercializing medicines for patients with kidney disease and his global view will certainly prove valuable as we advance the Auryxia™ franchise and build a leading renal business.”

“I believe that there is a significant need for innovative therapies that improve the lives of people with kidney disease,” said Mr. Butler. “I believe Auryxia has that potential, and I am excited to work with Keryx’s management team and board to realize this vision and create value for our shareholders.”

Mr. Butler has more than 25 years of biotech and pharmaceutical industry experience. He has served as the president and chief executive officer of Akebia Therapeutics, Inc. since September 2013. From October 2011 to April 2013, Mr. Butler was the chief executive officer of Inspiration Biopharmaceuticals where he led the successful sale of the company’s assets for a total aggregate consideration that could exceed $1 billion. Prior to Inspiration, Mr. Butler held various positions at Genzyme Corporation, now Sanofi, from 1997 to July 2011, including president of the company’s rare genetic disease business. Notably, he also served as president, general manager of Genzyme’s Renal Division, which grew from $150 million to more than $1 billion in revenue under his leadership. Prior to Genzyme, Mr. Butler held various positions of increasing responsibility at Amgen Inc. John is an active member of the renal community and has served on several non-profit boards, including chairman of the board of trustees for the American Kidney Fund. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. from Baruch College.

Forward Looking Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether we can successfully obtain additional reimbursement coverage for Auryxia; whether we can adjust our operating expenses to projected levels while maintaining our current clinical and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the EU; whether we or a partner can successfully launch Fexeric in the EU; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in Boston and New York, is focused on bringing innovative therapies to market for people with renal disease. In December 2014, the company launched its first FDA-approved product, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com